Exhibit 99.1

Viatris Announces Appointment of David Simmons to the Company's Board of Directors

PITTSBURGH – August 5, 2025 – Viatris Inc. (Nasdaq: VTRS), a global healthcare company, today announced that David Simmons has been appointed as the newest member of Viatris’ Board of Directors.

Simmons has deep pharmaceutical industry experience, as well as extensive executive, board, and capital markets expertise. Prior to his current role as CEO of Caliber Holdings Corporation, Simmons served as Operating Partner of Hellman & Friedman, LLC, a leading private equity firm, as well as Chairman and CEO of PPD, Inc., a global contract pharmaceutical research organization. While at PPD, he led the company’s global workforce of more than 30,000 employees across 46 countries in the design and execution of drug development programs on behalf of pharmaceutical industry customers. Under Simmons’ leadership, PPD’s total enterprise value more than tripled, and he saw the company through its 2020 IPO and the subsequent execution of its sale to Thermo Fisher Scientific Inc. for $17.4 billion in 2021.

He also spent more than 15 years at Pfizer Inc., rising in the ranks to become the first President and General Manager of that company’s Established Products Unit and then adding to his duties as President and General Manager, Emerging Markets and Established Products. During this time, Simmons was responsible for managing approximately 20,000 Pfizer employees and 30% of the company’s global sales.

Simmons currently serves on the board of directors of Cordis, an innovative cardiovascular medical technology company. In addition to serving as Chairman of PPD, Simmons’ previous board service includes tenures at Curia Global, Inc. (Albany Molecular Research Inc. prior to 2021), Launch Therapeutics, Inc., Medline Industries, Inc. and Owens & Minor, Inc. He also currently serves as a senior advisor to Abingworth LLP, a leading life sciences venture capital firm. Simmons earned his bachelor’s degree in applied mathematics and industrial management from Carnegie Mellon University.

"As we continue to ensure we have a well-rounded membership with significant executive, industry, and board expertise, we could not be more pleased to welcome David to the Viatris Board,” said Melina Higgins, Chair of Viatris’ Board of Directors. “His Chairman and CEO background, coupled with his knowledge and insights regarding the global pharmaceutical industry, drug development and capital markets make him a natural fit. He is also very familiar with the evolution of Viatris and has direct experience with our established products portfolio from his days overseeing that division while at Pfizer. I expect his appointment to serve our Company, Board and investors well as we work to continue to advance our strategic goals and increase shareholder return.”

Scott A. Smith, Viatris’ Chief Executive Officer added, “I believe that David will bring significant value to the Viatris Board. As a long-time industry executive with proven global commercial and R&D experience, he possesses the mindset of both a strategist and an executor. I look forward to working with him as the Board and executive management team continue our focus on delivering strong business execution, advancing our pipeline and preparing the Company for the bright future we see ahead.”

About Viatris

Viatris Inc. (Nasdaq: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life's moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world's most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X (formerly Twitter).

Forward-Looking Statements

This press release includes statements that constitute "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements about expecting his appointment to serve our Company, Board and investors well as we work to continue to advance our strategic goals and increase shareholder return; and looking forward to working with him as the Board and executive management team continue our focus on delivering strong business execution, advancing our pipeline and preparing the Company for the bright future we see ahead. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: actions and decisions of healthcare and pharmaceutical regulators; our ability to comply with applicable laws and regulations; changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any regulatory, legal or other impediments to Viatris' ability to bring new products to market; products in development and/or that receive regulatory approval may not achieve expected levels of market acceptance, efficacy or safety; longer review, response and approval times as a result of evolving regulatory priorities and reductions in personnel at health agencies; Viatris' or its partners' ability to develop, manufacture, and commercialize products; the scope, timing and outcome of any ongoing legal proceedings, and the impact of any such proceedings on Viatris; Viatris' failure to achieve expected or targeted future financial and operating performance and results; goodwill or impairment charges or other losses; any changes in or difficulties with the Company’s manufacturing facilities; risks associated with international operations; changes in third-party relationships; the effect of any changes in Viatris' or its partners' customer and supplier relationships and customer purchasing patterns; the impacts of competition; changes in the economic and financial conditions of Viatris or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, potential adverse impacts from future tariffs and trade restrictions, inflation rates and global exchange rates; and the other risks described in Viatris' filings with the Securities and Exchange Commission ("SEC"). Viatris routinely uses its website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). Viatris undertakes no obligation to update these statements for revisions or changes after the date of this press release other than as required by law.

Contacts:

MEDIA	INVESTORS
+1.724.514.1968	+1.412.707.2866
Communications@viatris.com	InvestorRelations@viatris.com

Jennifer Mauer	Bill Szablewski
Jennifer.Mauer@viatris.com	William.Szablewski@viatris.com

Matt Klein
Matthew.Klein@viatris.com